Exhibit 99.1

Bionik Laboratories Announces Rental Agreement with

Tallahassee Memorial HealthCare for InMotion Arm Robotic System

Company’s rental program limits upfront expenditures for hospitals and provides them with greater financial flexibility and maximum ROI

TORONTO and BOSTON (May 16, 2018) – Bionik Laboratories Corp. (OTCQB: BNKL) (“Bionik” or the "Company"), a robotics company focused on providing rehabilitation and assistive technology solutions to individuals with neurological and mobility challenges from hospital to home, today announced it has entered into a rental agreement with Tallahassee Memorial HealthCare in Tallahassee, Fla. for the Company’s InMotion Arm robotic system.

This agreement will be facilitated through Bionik’s rental financing program, announced last year, which provides healthcare facilities access to Bionik’s state-of-the-art technologies in a way that manages their cash flow. Through the agreement, Tallahassee Memorial will pay a low monthly rental fee to utilize the InMotion Arm at the Tallahassee Memorial Rehabilitation Center, spreading the cost of the system over an extended period of time.

Tallahassee Memorial offers comprehensive rehabilitation services in inpatient and outpatient settings, and creates individual rehabilitation plans specifically designed for the type of rehabilitation each patient needs to help them recover. At Tallahassee Memorial, patients have access to a wide array of technology, cutting-edge treatments and clinical expertise for stroke therapy.

“We are excited to partner with Bionik and bring this innovative technology to our patients. Bionik’s clinical expertise and customer support have been everything we expected,” said Sheree Porter, Director of Therapy Services, Tallahassee Memorial Rehabilitation Center. “Bionik’s InMotion Arm system allows us to enhance rehabilitation treatment for stroke survivors within the region. At the Tallahassee Memorial Rehabilitation Center and the Neuro Outpatient Clinic, this technology is expected to become an integral part of our neurological therapy regimen.”

The Company believes having a rental option for its InMotion robotic systems provides greater flexibility to hospitals and other healthcare facilities that are under budget constraints by limiting upfront expenditures to allow them to bring the technology to their patients faster. As Bionik sought to increase its commercial presence, it became necessary to make its technologies more affordable and readily available to those that needed them. The rental program allows managers to build a low monthly fee into their department operating budget, as opposed to going through the lengthy capital equipment purchasing cycle. This option allows hospitals to rent multiple machines for the same annual price as purchasing one and ensures maximum ROI on the costs of the equipment.

“The launch of the rental program was an important step for the Company last year, and we are extremely pleased to see a first-class healthcare institution utilizing it to bring innovative treatments to its patients,” said Dr. Eric Dusseux, Chief Executive Officer of Bionik Laboratories. “We believe this rental option will make our technologies more affordable to healthcare providers, as a low monthly payment fits better into a tight budget and ensures maximum ROI to the hospital. At the same time, this program is expected to support a shorter sales cycle for Bionik. We look forward to continuing to bring our state-of-the-art therapeutic robotic technologies to patients around the world.”

The InMotion Arm is used regularly in more than 20 countries to help stroke survivors and those with other neurological conditions to regain arm movement by training shoulder protraction/retraction, flexion/extension, abduction/adduction, internal/external rotation and elbow flexion/extension. The improved InMotion Arm Therapy, launched earlier this year, was developed according to the principles of motor learning and neuro-plasticity. The therapy provides the same clinical efficacy as the original system developed over 28 years ago and extensively researched worldwide. InMotion Arm therapy guides the patient through specific tasks, aiming to improve motor control of the arm by increasing strength, range of motion and coordination, and assisting with the provision of efficient, effective, intensive sensorimotor therapy. To learn more, please visit our website.

About Bionik Laboratories

Bionik Laboratories (OTCQB: BNKL) is a robotics company focused on providing rehabilitation and mobility solutions to individuals with neurological and mobility challenges from hospital to home. The Company has a portfolio of products focused on upper and lower extremity rehabilitation for stroke and other mobility-impaired patients, including three products on the market and four products in varying stages of development.

For more information, please visit www.bioniklabs.com and connect with us on Twitter, LinkedIn, and Facebook.

Forward-Looking Statements

Any statements contained in this press release that do not describe historical facts may constitute forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “should,” “would,” “will,” “could,” “scheduled,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “seek” or “project” or the negative of these words or other variations on these words or comparable terminology. Such forward-looking statements are not meant to predict or guarantee actual results, performance, events or circumstances, and may not be realized because they are based upon the Company's current projections, plans, objectives, beliefs, expectations, estimates and assumptions, and are subject to a number of risks and uncertainties and other influences, many of which the Company has no control. Actual results and the timing of certain events and circumstances may differ materially from those described by the forward-looking statements as a result of these risks and uncertainties. Factors that may influence or contribute to the inaccuracy of the forward-looking statements or cause actual results to differ materially from expected or desired results may include, without limitation, the Company's inability to obtain additional financing, the significant length of time and resources associated with the development of our products and related insufficient cash flows and resulting illiquidity, the Company's inability to expand its business, significant government regulation of medical devices and the healthcare industry, lack of product diversification, volatility in the price of the Company's raw materials and the Company's failure to implement the Company's business plans or strategies. These and other factors are identified and described in more detail in the Company's filings with the SEC. The Company does not undertake to update these forward-looking statements.

Media contact:

Matt Bretzius

FischTank Marketing and PR

matt@fischtankpr.com

Investor contact:

Kim Golodetz

LHA Investor Relations

212-838-3777

Kgolodetz@lhai.com

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